EXHIBIT 5

OPINION AND CONSENT OF REED SMITH LLP

Reed Smith LLP

355 South Grand Avenue

Suite 2900

Los Angeles, CA 90071

213.457.8000

Fax 213.457.8080

May 12, 2009

STEC, Inc.

3001 Daimler Street

Santa Ana, California 92705-5812

Re:	STEC, Inc.- Registration Statement on Form S-8 for Offering of an Aggregate of 1,937,173 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to STEC, Inc., a California corporation (the “Company”), in connection with the above-captioned Registration Statement (the “Registration Statement”) relating to up to 1,937,173 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) which may be issued under the Company’s 2000 Stock Incentive Plan, as amended and restated (the “Plan”). Either authorized but unissued or reacquired shares of Common Stock may be issued under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and reissued under the Plan will have been duly authorized, validly issued and fully paid and were non-assessable and were non-assessable at the time of their original issuance.

In connection with this opinion, we have examined, among other things, the Amended and Restated Articles of Incorporation and the Restated Bylaws of the Company, both as amended to date, the Plan, the Registration Statement, corporate proceedings of the Company relating to the establishment of the Plan and such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company with respect to the Plan to date. As to facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon the statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion the 1,937,173 shares of Common Stock being registered and which may be issued by the Company pursuant to the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan, such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours truly,

/s/ Reed Smith LLP

REED SMITH LLP